Weyerhaeuser Company and Subsidiaries

EXHIBIT 23 – Consent of Independent Auditors

Consent of Independent Auditors

To the Board of Directors and Shareholders of Weyerhaeuser Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-84127, 333-66412 and 333-72356 on Form S-3; Nos. 333-82376 and 333-86232 on Form S-4 and Nos. 333-74311, 333-89925, 333-53010 and 333-86114 on Form S-8) of Weyerhaeuser Company and subsidiaries of our reports dated February 12, 2003, with respect to the consolidated balance sheet of Weyerhaeuser Company and subsidiaries as of December 29, 2002, and the related consolidated statements of earnings, cash flows and shareholders’ interest for the year then ended, incorporated by reference in this annual report on Form 10-K of Weyerhaeuser Company, and the related financial statement schedules which report appears in the December 29, 2002 annual report on Form 10-K of Weyerhaeuser Company.

Our reports refer to the revisions to the 2001 and 2000 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by Weyerhaeuser Company as of December 31, 2001, as described in note 4 to the consolidated financial statements, as well as restatement adjustments that were applied to the disclosures of reportable segments reflected in the 2001 and 2000 consolidated financial statements to reflect a change in the composition of Weyerhaeuser Company’s reportable segments in 2002, as discussed in note 22 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such revisions and adjustments.

/s/ KPMG LLP
Seattle, Washington
March 3, 2003